SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


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                          Competitive Technologies, Inc.
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:


                          COMPETITIVE TECHNOLOGIES, INC.
                                1960 Bronson Road
                          Fairfield, Connecticut  06430


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         to be held on December 20, 1996



To the Stockholders of
COMPETITIVE TECHNOLOGIES, INC.

         Notice is hereby given that the Annual Meeting of Stockholders of COMPETITIVE TECHNOLOGIES, INC. (the "Company") will be held at the Norwalk Inn, 99 East Avenue, Norwalk, Connecticut 06851 on
Friday, December 20, 1996 at 9:00 A.M. local time for the following purposes:

         1. Electing a Board of Directors to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified;

         2. Considering and acting upon a proposal to approve the 1996 Directors' Stock Participation Plan; and

         3.   Transacting such other business as may
              properly come before the meeting or any
              adjournments thereof.

         The Board of Directors has fixed the close of business on November 1, 1996 as the record date for determination of the stockholders entitled to notice of and to vote at said meeting and/or adjournments thereof.

         If you do not expect to be present personally at the meeting, please complete, date, sign and return the accompanying proxy without delay.
                                     By Order of the Board of Directors



                                     Frank R. McPike, Jr.
                                     Secretary

November 20, 1996


                                 PROXY STATEMENT


                         COMPETITIVE TECHNOLOGIES, INC.
                                1960 Bronson Road
                          Fairfield, Connecticut  06430

                     --------------------------------------

         This Proxy Statement is being furnished to stockholders in connection with the solicitation by the Board of Directors of Competitive Technologies, Inc., a Delaware corporation (the "Company"), of proxies in the form enclosed herewith for the Company's annual meeting of stockholders to be held December 20, 1996. Each proxy received will be voted as directed. If no direction is indicated, the proxy will be voted FOR the election of the nominees named below as directors and FOR approval of the 1996 Directors' Stock Participation Plan. Any proxy may be revoked at any time prior to the voting thereof by notifying the Company, there being no formal procedure required. The approximate date on which this Proxy Statement and the form of proxy enclosed herewith are first to be sent or given to the Company's stockholders is intended to be November 20, 1996.

         Only the holders of record of the Company's 5,905,329 outstanding shares of Common Stock and 2,427 outstanding shares of Preferred Stock at the close of business on November 1, 1996, will be entitled to vote at the meeting. Each share of Common Stock and each share of Preferred Stock is entitled to one vote on each matter to be voted upon. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matters submitted to the stockholders for a vote. Abstentions will have the same effect as negative votes. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                              ELECTION OF DIRECTORS

         At the meeting a Board of eight directors is to be elected by plurality vote. Six of the nominees named below are currently directors of the Company, while Messrs. Bigar and Sabin are newly nominated. There is no family relationship between any director or executive officer of the Company or any person nominated by the Company to become a director or executive officer. In the event that any of the nominees for director should be unable to serve, discretionary authority is solicited to vote for the election of other persons. Each director will hold office until the next annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation or removal.
The Company has no reason to believe that any of the nominees named will not be available for election as directors for their prescribed terms.

      The following table sets forth information with respect to each nominee for director according to the information furnished the Company by him:


Name, Age and             Principal Occupation
Positions Presently       During Past Five                       Director of
Held with                 Years; Other Public                    Company
Company                   Directorships                          Since

George C.J. Bigar         Private Investor.                      Not currently
  39                                                             a Director

Michael G. Bolton         Vice President for Advancement         September,
  53                      at Lehigh University.                  1994

Bruce E. Langton          Retired financial executive;           July, 1987
  65                      prior to August, 1987 Assistant
                          Treasurer of IBM Corporation
                          (manufacturer of data process-
                          ing equipment and systems).
                          Currently consultant in invest-
                          ment management and Director of
                          Institutional Mutual Funds,
                          Bankers Trust Co.

H.S. Leahey               Director, Industrial Contracts         March, 1994
  47                      and Licensing, Washington
                          University in St. Louis.

Frank R. McPike, Jr.      Secretary since August, 1989;          July, 1988
  47, Vice President,     Treasurer since July, 1988;
 Finance, Treasurer       Vice President, Finance and
  and Secretary           Chief Financial Officer of the
                          Company since December, 1983.

John M. Sabin             Vice President-Finance and             Not currently
  41                      Assistant Treasurer, Manor             a Director
                          Care, Inc. and Choice Hotels
                          International, Inc. since
                          December, 1993; Vice President-
                          Mergers and Acquisitions,
                          Choice Hotels International, Inc.
                          since June, 1995; Vice President-
                          Corporate Mergers and Acquisitions,
                          Marriott Corporation, 1988 to
                          December, 1993.

George M. Stadler         President and Chief Executive          December, 1993
  49, President and       Officer of the Company since
  Chief Executive         December, 1993; President and
  Officer                 Chief Operating Officer of the
                          Company since September, 1992;
                          President, Competitive Techno-
                          logies of PA, Inc. (a wholly-
                          owned technology transfer sub-
                          sidiary of Lehigh University
                          prior to the sale of 80% of its
                          stock to the Company in February,
                          1993) since April, 1991.

Harry Van Benschoten      Retired accounting executive;          July, 1987
  68                      Vice President, Accounting of
                          Newmont Mining Corporation from
                          1967-1986.  Also a Director of
                          Canada Life Insurance Co. of
                          New York, and Trustee of Bankers
                          Trust Company Pyramid and BT Advisor
                          Fund Series.

     Messrs. McPike, Langton and Van Benschoten (Chairman) are members of the audit committee. Messrs. Bolton (Chairman), Leahey and Stadler are members of the nominating committee. Messrs. Bolton, Langton
(Chairman), and Van Benschoten are members of the compensation and stock option committee. The compensation committee also serves as the incentive compensation committee.


                         BENEFICIAL OWNERSHIP OF SHARES

     The following information is furnished to indicate the beneficial ownership of the Company's Common Stock by each director and nominee, by certain executive officers of the Company, and by each person known to the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock. Such information has been furnished to the Company by the indicated owners as of October 1, 1996.


Name (and Address if more
than 5%) of Beneficial                 Amount Beneficially
Owners                                 Owned (A)                   Percent (B)

Directors and Nominees

George C.J. Bigar                        37,300                       --
Michael G. Bolton                         1,294   (C)                 --
Bruce E. Langton                         10,350                       --
H.S. Leahey                               1,194                       --
Frank R. McPike, Jr.                     88,597   (D)                1.5%
John M. Sabin                              None                       --
George M. Stadler                       160,006   (E)                2.6%
Harry Van Benschoten                      7,000                       --
All directors and executive
  officers as a group                   305,741   (F)                5.0%

Additional 5% Owners

Dimensional Fund Advisors, Inc.         312,300   (G)                5.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

(A) Except as indicated in the notes which follow, the designated person or group has sole voting and investment power.
(B)   Percentages of less than 1% are not shown.
(C) Does not include 74,302 shares of Common Stock held by Lehigh University of which Mr. Bolton is a Vice President. Mr. Bolton disclaims beneficial ownership of all the shares held by Lehigh University.
(D) Consists of 11,097 shares of Common Stock, plus 77,500 stock options deemed exercised solely for purposes of showing total shares owned by Mr. McPike. Includes 1,559 shares of Common Stock held by Sachem Trust as Trustee under the Company's Employees' Common Stock Retirement Plan, as to which Mr. McPike has shared investment power. Does not include 8,362 shares of Common Stock allocated to Mr. McPike under said Retirement Plan; Trustee has sole voting and investment power with regard thereto.
(E) Consists of 6 shares of Common Stock plus 160,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Stadler. Does not include 6,977 shares of Common Stock allocated to Mr. Stadler under the Company's Employees' Common Stock Retirement Plan; these shares are held by Sachem Trust as Trustee and said Trustee has sole voting and investment power with regard thereto.
(F) Consists of 68,241 shares of Common Stock plus 237,500 stock options to purchase shares of Common Stock deemed exercised solely for purposes of showing total shares owned by such group.
(G) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 312,300 shares of the Company's Common Stock as of June 30, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company or in series of The DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors, Inc. serves as investment manager. Dimensional disclaims beneficial ownership of such shares.

      At October 1, 1996, the stock transfer records maintained by the Company with respect to its Preferred Stock showed that the largest holder of Preferred Stock owned 500 shares.

      The following table sets forth information with respect to the common stock, $.001 par value per share, of University Optical Products Co. ("UOP"), a subsidiary of the Company, beneficially owned by each director and nominee for director, by certain executive officers of the Company, and by each person known to the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock at October 1, 1996.

                                     Shares of Common            Percent
       Name                          Stock of UOP (A)            of Class (B)

George C.J. Bigar                         None                   --
Michael G. Bolton                         None                   --
Bruce E. Langton                          None                   --
H.S. Leahey                               None                   --
Frank R. McPike, Jr.                     14,000                  --
John M. Sabin                             None                   --
George M. Stadler                         None                   --
Harry Van Benschoten                      None                   --
All directors and executive
  officers of the Company
  as a group                             14,000                  --


(A) Does not include 1,333,333 shares of UOP class A stock (which have four votes per share and are convertible into an equal number of shares of UOP common stock) and 2,757,735 shares of UOP common stock owned by the Company and 1,927 shares of UOP common stock owned by Genetic Technology Management, Inc., a wholly-owned subsidiary of the Company.
(B)   Percentages of less than 1% are not shown.


                             EXECUTIVE COMPENSATION


Summary Compensation

      The following table summarizes the total compensation paid by the Company for services rendered during each of the fiscal years ended July 31, 1996, 1995 and 1994 to the Chief Executive Officer of the Company and each of the other executive officers of the Company who had annual compensation for the fiscal year ended July 31, 1996 in excess of $100,000 (the "Specified Executives"):


                           SUMMARY COMPENSATION TABLE

                             Annual Compensation (1)

                                                    Long Term
                                                    Compensation
                                                    Awards
                                                    Securities   All Other
Name and Principal  Fiscal                          Underlying   Compensation
Position            Year     Salary ($) Bonus ($)   Options (#)    ($)(2)

George M. Stadler,  1996     $172,923      --         30,000      $15,874
  President and     1995      153,845      --         52,500       14,799
  Chief Executive   1994      133,078      --         27,500       15,857
  Officer (3)

Frank R. McPike,    1996      149,076      --          15,000     14,977
  Jr., Vice Presi-  1995      140,765      --          20,000     14,136
  dent, Finance and 1994      130,000      --           7,500     15,875
  Chief Financial
  Officer

(1) The aggregate amount of any perquisites or other personal benefits was less than 10% of the total of annual salary and bonus and is not included in the above table.
(2) Consists principally of amounts contributed for the above executive officers to the Competitive Technologies, Inc. Employees' Common Stock Retirement Plan. The dollar amounts are converted into shares of Company Common Stock valued at the mean between the high and the low price on the American Stock Exchange on the last day of the fiscal year. Also includes premiums paid for term life insurance policies (see below).
(3) Mr. Stadler became Chief Executive Officer on December 17, 1993. Prior thereto he was Chief Operating Officer and continues in that position.


Option Grants

      The following table summarizes the stock options granted by the Company during the fiscal year ended July 31, 1996 to the Specified
Executives:


                          OPTION GRANTS IN LAST FISCAL YEAR

                    Individuals Grants
                                                                     Potential
                                 % of                                Realizable
                                Total                                  Value
                    Number     Options                               at Assumed
                      of       Granted                                 Annual
                   Securities     to                                   Rates of
                   Underlying  Employees                             Stock Price
                   Options        in      Exercise                  Appreciation
                   Granted      Fiscal     Price     Expiration         for
Name               (#)(1)        Year      ($/Sh)      Date          Option Term
                                                                   5% ($)   10% ($)
George M. Stadler  30,000      34.9%        9.0625   12/15/05     170,981   433,298
Frank R. McPike,   15,000      17.4%      $ 9.0625   12/15/05    $ 85,491  $216,650
  Jr.

(1)  Options become exercisable six months after date of grant.


Option Exercises and Year End Value

      The following table summarizes the stock options exercised during the fiscal year ended July 31, 1996 and stock options held at the end of the fiscal year ended July 31, 1996 by the Specified Executives:


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                Number of
                                                Securities      Value of
                                                Underlying      Unexercised
                                                Unexercised     In-the-Money
                                                Options         Options at
                         Shares     Value       at FY-End (#)   FY-End ($)
                      Acquired on  Realized     Exercisable/    Exercisable/
Name                  Exercise (#)   ($)        Unexercisable   Unexercisable

George M. Stadler          --        --          160,000 /-0-   $328,125 /  N/A
Frank R. McPike, Jr.    6,500   $32,451           77,500 /-0-    175,625 /  N/A


Employment Agreements

      On August 1, 1995, the Company entered into an employment contract with George M. Stadler providing for his employment as President and Chief Executive Officer of the Company for a term ending on August 1, 1999 and for the payment of compensation to him at a minimum rate of $160,000 per year. The agreement provides for automatic one-year renewals beginning in 1999 unless terminated by either party and for a one-year period of noncompetition following termination by Mr. Stadler. The agreement contains provisions for termination in the event of death or disability and gives the Company the right to terminate for cause, which is defined as any criminal act by Mr. Stadler for which he is convicted.

      On September 15, 1993, the Company entered into an employment contract with Frank R. McPike, Jr. providing for his employment as Vice President, Finance and Chief Financial Officer of the Company for a term ending on September 14, 1996 and for the payment of compensation to him at a minimum rate of $130,000 per year. The agreement provides for automatic one-year renewals beginning in 1996 unless terminated by either party and for a two-year period of noncompetition following termination by Mr. McPike. The agreement contains provisions for termination in the event of death or disability and gives the Company the right to terminate for cause, which is defined as any criminal act by Mr. McPike.


Other Arrangements

      The Company provides term life insurance for certain of its officers. The policy amount in the event of death is $500,000 for Mr. Stadler and $250,000 for Mr. McPike. Premiums of $1,245 for Mr. Stadler's policy in 1996 (there was no policy prior to this) and $460 for Mr. McPike's policy in each of 1994, 1995 and 1996 were paid by the Company.

      The Company maintains a simplified employee pension ("SEP") plan for employees of the Company pursuant to the Internal Revenue Code. Under the SEP plan, an eligible employee may elect to make a salary reduction of up to 15% of his compensation as defined in the plan, with the Company then contributing that amount to the plan for the employee. Employee contributions for any calendar year are limited to a specific dollar amount that is indexed to reflect inflation ($9,500 for 1996). For fiscal 1996, the Company contributed $9,235 for Mr. Stadler, and $10,885 for Mr. McPike. The amount contributed for Mr. McPike in fiscal 1996 covered two annual periods and did not exceed the limitation as prescribed by the Internal Revenue Service.

      Effective August 1, 1990, the Company adopted the Competitive Technologies, Inc. Employees' Common Stock Retirement Plan (the "Retirement Plan"). The Retirement Plan is a "stock bonus plan" that is intended to be tax qualified under the Internal Revenue Code. All employees of the Company are eligible to participate in the Retirement Plan. Annually, a committee of independent directors determines the number of shares of the Company's Common Stock, if any, to be contributed to the Retirement Plan. These shares are allocated among participants who are employed on the last day of the year and who performed at least 1,000 hours of service during the year in proportion to their relative compensation in a manner that is integrated with the Company's Social Security contribution on behalf of employees; that is, the contribution made with respect to compensation in excess of the Social Security wage base will generally be twice as large in proportionate terms as the contribution made with respect to compensation below the wage base. The Company's contributions are held in trust with a separate account established for each participant.

      The maximum amount of Company Common Stock that can be contributed to the Retirement Plan in any year is the number of shares with fair market value equal to 15% of that year's compensation reduced by the SEP plan contribution paid to Retirement Plan participants, but in no event more than 1% of the Company's outstanding shares at the end of the previous year. There is no minimum or required contribution. The maximum number of shares that can be allocated to any individual participant's account in any year is the number of shares with a fair market value equal to the lesser of $30,000 or 25% of his compensation for that year reduced by the SEP plan contribution.

      Participants become entitled to a distribution of the shares allocated to their accounts upon disability, death or other termination of employment. They are entitled to receive their vested account balance. Participants obtain a 100% vested interest in their accounts upon completing 5 years of service with the Company. If the Retirement Plan becomes "top heavy" as defined by the Internal Revenue Code, participants become 20% vested after 2 years of service, 40% vested after 3 years of service, 60% vested after 4 years of service, and 100% vested after 5 years of service.

      Company stock that is contributed to the Retirement Plan is held in the custody of the Retirement Plan's trustee, Sachem Trust National Association in Westport, Connecticut. The trustee has the power to vote Company shares that are owned by the Retirement Plan. For the fiscal year ended July 31, 1996, the Board authorized a contribution of 8,688 shares. Shares allocated to Messrs. Stadler and McPike under the Retirement Plan for the year ended July 31, 1996, were 1,427 and 1,416, respectively, and were 2,843 shares for all executive officers as a group. See also Summary Compensation Table - "All Other Compensation" for dollar values ascribed to Messrs. Stadler and McPike.

      The Company has an incentive compensation plan pursuant to which an amount not to exceed 10% of the operating income of the Company (defined and adjusted as provided in said plan) may be credited each year to an incentive fund, from which cash awards may be made to key employees of the Company by a committee, none of whose members is eligible to receive awards. No amounts may be credited to the incentive fund until such time, if ever, as the Company experiences a fiscal year in which operating income (as defined in said plan) has been earned. No such operating income has yet been earned.

      The Company has in effect a Key Employees' Stock Option Plan ("Company Option Plan") with respect to its Common Stock, $.01 par value, which provides for the grant of either incentive stock options under Section 422 of the Internal Revenue Code or nonqualified options. (Incentive options must be granted at not less than 100% of fair market value at time of grant. Nonqualified options may be granted at not less than 85% of fair market value at time of grant.) Stock appreciation rights may also be granted under the Company Option Plan. In certain instances, stock options which are vested or become vested upon the happening of an event or events specified by the Company's Stock Option Committee, may continue to be exercisable through up to 10 years after the date of grant, irrespective of the termination of the optionee's employment with the Company.


                              DIRECTOR COMPENSATION

      The Company pays each director who is not an employee of the Company or a subsidiary of the Company the sum of $750 (increased from $500 on March 1, 1996) for each Board meeting attended. The $500 rate had been in effect since March, 1980. Directors also receive $250 for attending each committee meeting that coincides with a Board meeting and $500 for attendance at a committee meeting that does not coincide with a Board meeting. Directors who participate in telephonic board and/or committee meetings are paid one half the fee for attendence at such meetings. Out-of-pocket expenses involved in attendance are also reimbursed. Commencing January 1, 1997, in addition to meeting fees, outside directors will be paid an annual cash retainer of $5,000, payable in quarterly installments.

      The Company had a Director's Stock Participation Plan pursuant to which, on the first business day of January through January 1996, the Company issued, to each nonemployee director who has been elected by the stockholders and has served at least one full year, a number of shares of the Company's Common Stock equal to the lesser of (i) $10,000 divided by the per share fair market value of such stock on the date of issuance, or (ii) 2,000 shares. During fiscal 1996, an aggregate of 4,776 shares were issued under this plan (1,194 shares each to Messrs. Bolton, Leahey, Langton, and Van Benschoten).

      See "Proposal to Approve the 1996 Directors' Stock Participation Plan" below for a description of the proposed 1996 Directors' Stock Participation Plan submitted for shareholder approval.

      The Company has entered into indemnity agreements with each of its directors indemnifying them against certain possible claims and expenses and has created an escrow fund in the aggregate sum of $325,000 for the indemnification of directors, all as authorized by the stockholders at the 1986 annual meeting. The escrow terminates at July 31, 1997. The Company recently obtained a policy for directors' and officers' liability insurance.


              REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

      This report of the Compensation and Stock Option Committee (the "Committee") shall not be deemed incorporated by reference by any general statement incorporating the Proxy Statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

      The Committee is responsible for making recommendations to the Company's Board of Directors concerning the compensation of the Company's Chief Executive Officer and, based upon recommendations received from the Company's Chief Executive Officer, the compensation of the Company's other executive officers, consistent with employment contracts.

      The Company has a compensation program that consists of salary, performance bonus and stock options. The overall executive compensation philosophy is based upon the premise that compensation should be aligned with and support the Company's business strategy and long-term goals. The Company believes it is essential to maintain an executive compensation program which provides overall compensation competitive with that paid executives with comparable qualifications and experience. This is critical to attract and retain competent executives.

      The Company has an incentive compensation plan which is intended to provide a pool of dollars and is based upon the Company's achieving specific levels of profitability; however, no amounts have been paid pursuant to the plan (see page 7). In addition, the Committee from time to time may award individual executives bonuses based upon specific events that enhance the value of the Company.

      The Committee determines the granting of options under the Company Option Plan. This plan provides additional incentive to maximize shareholder value. The plan may also utilize vesting periods to encourage recipients of options to continue in the employ of the Company. The Company grants stock options to its executive officers and to a number of additional key employees.

                     COMPENSATION AND STOCK OPTION COMMITTEE

                                Michael G. Bolton
                           Bruce E. Langton, Chairman
                              Harry Van Benschoten


                                PERFORMANCE GRAPH

      The performance graph below shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Acts, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

      The graph below compares cumulative total return (assuming reinvestment of dividends, if any) on the Company's Common Stock for the five year period shown, compared with the American Stock Exchange Market Index and a SIC code index made up of all public companies whose four-digit standard industrial code number (6794) includes patent owners and lessors and who have been public for the period covered by the graph, all for the fiscal years ended July 31, assuming $100 invested on August 1, 1991 in the Company's Common Stock, the American Stock Exchange Market Index and a published SIC code index of public companies.


                                   Fiscal Year Ending July 31,

                 1991       1992      1993        1994      1995      1996

Competitive
  Technologies,
  Inc.           $100       $180.85   $142.55     $127.66   $103.19   $174.47
Industry Index
  6794            100        127.08    114.62      123.32    235.91    467.34
Broad Market
  AMEX            100        107.85    117.77      120.70    146.38    149.82


                              CERTAIN TRANSACTIONS

      As of April 1, 1992, the Company entered into an employment agreement with A. Sidney Alpert (a former CEO of the Company and a former Director of the Company whose term as a director ended at the Company's annual meeting held December 15, 1995) providing for his employment as President and Chief Executive Officer of the Company for a term ending on March 31, 1996. The agreement provided for a two-year period of noncompetition following termination by Mr. Alpert. The agreement also provided that at such time as the Company receives Retin-A royalties, a bonus of $50,000 payable out of 25% of Retin-A royalties would be paid to Mr. Alpert, whether or not he is still employed by the Company. Through October 1, 1996 royalties of $23,204 were paid to Mr. Alpert. The agreement provided for conversion into a consulting agreement at Alpert's election. Effective December 17, 1993, Mr. Alpert exercised the conversion. The term of the consulting agreement is three years during which the Company pays Mr. Alpert $80,000 per year and Mr. Alpert devotes up to 100 consulting hours per quarter. The agreement contains provisions for termination in the event of death or disability and gives the Company the right to terminate for cause, which is defined as any criminal felony act by Mr. Alpert for which he is convicted. An individual long-term disability policy has been provided to Mr. Alpert pursuant to his consulting agreement providing payment of $7,000 per month in the event of Mr. Alpert's disability. In addition the Company provides Mr. Alpert with term life insurance which provides $400,000 in the event of his death. The premium for this policy was $1,506 in 1996, 1995 and 1994.

      Knowledge Solutions, Inc. ("KSI"), a development stage company, was formed in June, 1994 to develop and deliver interactive multimedia training using a process model developed at Lehigh University. The Company has a 33.7% voting interest in KSI. Messrs. Stadler and McPike are two of KSI's directors. Mr. Stadler is serving on a part-time interim basis as the chief executive officer of KSI and Mr. McPike is serving on a similar basis as the chief financial officer of KSI while a full-time management team is being sought for KSI. During KSI's most recent fiscal year, the Company entered into a $30,000 contract (which exceeded 5% of KSI's annual revenues) for the delivery of a CD-ROM version of a handbook which was produced in connection with a government contract.

      The Company's premises at 1465 Post Road East, Westport, CT were leased from a partnership in which Mr. Alpert, L.W. Miles, Robert I. Siegel, and David N. Koffsky (former executive officers of the Company) each owns a 25% interest. Monthly lease rental payments by the Company consisted of basic minimum annual rent in an amount equal to the monthly payment of principal and interest due under a mortgage note of the landlord in the amount of $1,890,000, with principal and interest based upon a twenty-year amortization schedule. In addition, the Company paid additional rent of $78,000 per year, subject to annual consumer price index adjustments, and all taxes which may be levied against the premises. The lease expired on August 8, 1996. The Company presently leases these premises from the partnership on a month to month tenancy at $3,844 per month.

      Arthur M. Lieberman, an attorney, was a director of The Company whose term as a director ended at the Company's Annual meeting on December 15, 1995. When the Company has believed it prudent to limit its liability for legal fees and expenses in connection with litigation, it has entered into contingent fee arrangements with Mr. Lieberman's law firm. Such an arrangement was entered into in October, 1991 in connection with the Retin-A litigation. During fiscal 1992, fees of approximately $67,000 were incurred by Mr. Lieberman's firm and are payable only out of proceeds from the settlement of this litigation.
The Company has agreed to pay one half of the proceeds, if any, up to a limit of three times the contingent fees incurred, or approximately $202,000. During fiscal 1996 the Company paid $8,078 to Mr. Lieberman's firm pursuant to this arrangement and an additional $155,369 remains payable.

      In February, 1993, the Company acquired 80% of the stock of Competitive Technologies of PA, Inc. ("CTI-PA") from Lehigh University ("Lehigh") in exchange for unregistered shares of Common Stock of the Company. The exchange involved $750,000 worth of the Company's stock, priced in relation to average market value. An exclusive technology management contract has been entered into between CTI and Lehigh through September 1997. In addition, Lehigh will provide spouses and children of certain employees of CTI-PA, including Mr. Stadler, with full Lehigh tuition waivers at no cost to CTI-PA.


                          BOARD MEETINGS AND COMMITTEES

      During the last full fiscal year four (4) meetings of the Board of Directors of the Company were held. During the same period the compensation and stock option committee met twice, the audit committee met twice, and the nominating committee met once. No incumbent director attended fewer than 75% of the aggregate number of meetings of the Board and committees of which he was a member.

      The function of the audit committee is to review with the Company's auditors the scope and adequacy of the audit and the accounting practices, procedures and policies of the Company and to advise the management of the Company concerning the purchase, sale and retention of interest-bearing securities. The function of the compensation and stock option committee is to make recommendations to the Board of Directors with respect to compensation of officers and other employees of the Company and to exercise all of the powers of the incentive compensation committee as well as to grant options under and administer the Company Option Plan and to determine the number of shares of the Company's
Common Stock to be contributed to the Company's Retirement Plan. The function of the nominating committee is to make recommendations to the Board with respect to candidates for director of the Company. (The nominating committee will consider nominees recommended by stockholders; no special procedures need to be followed in submitting such recommendations.)


                             PROPOSAL TO APPROVE THE
                    1996 DIRECTORS' STOCK PARTICIPATION PLAN

            The Board of Directors has adopted, subject to stockholder approval, the 1996 Directors' Stock Participation Plan (the "1996 Participation Plan") which would provide for issuance of shares of the Company's Common Stock to non-employee directors of the Company (currently four in number). An aggregate of 100,000 shares will be reserved for issuance under the 1996 Participation Plan and the Company expects to register these shares under the Securities Act of 1933 if the 1996 Participation Plan is approved by shareholders. This 1996 Participation Plan replaces a prior plan (described above at page 7) which expired on January 2, 1996.

      Under the 1996 Participation Plan on the first business day of January of each year for a period of ten years commencing in 1997, the Company will issue to each non-employee director who has been elected by the stockholders and has served continuously as such a director for a period of at least one full year prior to the date of issuance, a number of shares of the Company's Common Stock (rounded to the nearest whole share) equal to the lesser of (i) $15,000 divided by the per share fair market value of such stock on the date of issuance or (ii) 2,500 shares. These provisions are increases from the prior plan, in effect since December 1986 which provided for the lesser of $10,000 in stock or 2,000 shares.

      If a non-employee director were to leave the Board after serving at least one full year but prior to the January issuance date, the annual stock compensation described above shall be payable in shares on a pro-rata basis up to the time of termination. This is a change from the prior plan, under which no shares were issued to a director who ceased to be a director prior to the January issuance date.

      Provision is made in the 1996 Participation Plan for adjustments for such matters as stock dividends and stock splits to prevent dilution or enlargement of rights. Any amendment to the 1996 Participation Plan which would increase the number of shares reserved for issuance, change the eligibility provisions or the formula for determining the number of shares to be issued, or extend the term of the 1996 Participation Plan would require stockholder approval.

      A complete copy of the 1996 Participation Plan is attached to this Proxy Statement as Exhibit A and attention is directed to said Exhibit for a more complete understanding. The 1996 Participation Plan will be in addition to cash fees paid to non-employee directors for attendance at board and committee meetings as described above under "Director Compensation."

      Had the 1996 Participation Plan been in effect on January 2, 1996, the first business day of January, 1996, on which day the fair market value of the Company's Common Stock was $8.375 per share, the following shares would have been issued under the 1996 Participation Plan:

                                        Number of                Dollar
Name and Position                         Shares                 Value

Specified Executives                          0                $      0

Specified Executives as a Group               0                       0

Non-Executive Directors and Former
  Directors as a Group                   12,224 (1)            $102,376

Non-Executive Officers and Employees
  as a Group                                  0                       0

(1) Comprised of an aggregate of 7,164 shares (1,791 shares each) to four persons who were eligible directors on January 2, 1996, plus an aggregate of 5,060 shares on a pro-rata basis to three persons who left the Board prior to January 2, 1996, but had served at least one full year prior to leaving the Board.

      The Board of Directors believes that it is desirable to approve the 1996 Participation Plan to enable the Company to attract and retain qualified non-employee directors. The increase will also serve to give non-employee directors a greater proprietary interest in and closer identity with the Company through increased stock ownership. The vote required for approval of this proposal is the affirmative votes of the holders of a majority of the Common and Preferred Stock (voting as a single class) present, or represented, and entitled to vote at a meeting at which a quorum (the holders of a majority of the Company's outstanding shares of Common and Preferred Stock) is present in person or by proxy.

      The Board of Directors recommends a vote FOR approval of the proposed 1996 Participation Plan.


                    INFORMATION REGARDING INDEPENDENT PUBLIC
                                   ACCOUNTANTS

      Coopers & Lybrand L.L.P. served as independent public accountants for the fiscal year ended July 31, 1996 and has been selected by the Board of Directors to serve for the current year. It is expected that a representative of said firm will be present at the annual meeting with the opportunity to make a statement if he desires to do so and that such representative will be available to respond to appropriate questions.


                            PROPOSALS OF STOCKHOLDERS

      Proposals of stockholders intended to be presented at the next annual meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting not later than July 23, 1997.


                                     GENERAL

      The Company will bear the cost of solicitation of proxies. In addition to being solicited by mail, proxies may be solicited personally or by telephone or telegraph. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to principals in obtaining their proxies.

      The Company will provide without charge (except for exhibits) to any record or beneficial owner of its securities, on written request, a copy of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended July 31, 1996, including the financial statements and schedules thereto.
Exhibits to said report will be provided upon payment of fees limited to the Company's reasonable expenses in furnishing such exhibits. Written requests should be directed to Frank R. McPike, Jr., Secretary of the Company, at 1960 Bronson Road, Post Office Box 340, Fairfield, Connecticut 06430.

      The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in respect of any such other matters in accordance with their best judgment in the interest of the Company.

                                              Frank R. McPike, Jr.

                                              Secretary
Dated:  November 20, 1996